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Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of
Common Stock

of

TRIUS THERAPEUTICS, INC.

at

$13.50 per share, plus one non-transferable contingent value right for each share, which represents the contractual right to receive up to $2.00 per share upon the achievement of certain sales milestones

Pursuant to the Offer to Purchase

Dated August 13, 2013

by

BRGO CORPORATION

a wholly-owned subsidiary of

CUBIST PHARMACEUTICALS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M. EASTERN TIME ON SEPTEMBER 11, 2013, UNLESS THE OFFER IS EXTENDED.

August 13, 2013

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

        BRGO Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Cubist Pharmaceuticals, Inc., a Delaware corporation ("Cubist") has appointed MacKenzie Partners, Inc. to act as Information Agent (the "Information Agent") in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of Trius Therapeutics, Inc., a Delaware corporation ("Trius"), at a price of $13.50 per Share, in cash (the "Closing Amount"), plus one non-transferrable contingent value right ("CVR") per Share, which represents the contractual right to receive up to an additional $2.00, in cash if specified sales milestones are achieved within an agreed upon time period (the Closing Amount plus one CVR, or any such higher consideration per Share that may be paid pursuant to the Offer, the "Merger Consideration"), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 13, 2013 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitutes the "Offer").

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are copies of the following documents:

  1.
  The Offer to Purchase;

  2.
  A Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

  3.
  A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients' instructions with regard to the Offer;

  4.
  Trius's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission;

  5.
  The Notice of Guaranteed Delivery with respect to the Shares; and

  6.
  Return envelope addressed to the Depository.

        The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer (as extended in accordance with the Merger Agreement (as defined herein)) that number of Shares that when considered together with all other Shares (if any) beneficially owned by Cubist and its affiliates, represents at least a majority of the total number of Shares outstanding (on a fully-diluted basis) and the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also conditioned upon the satisfaction of other conditions set forth in Section 14 "Conditions of the Offer" of the Offer to Purchase.

        We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 9:00 a.m. Eastern time on September 11, 2013, unless extended.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 30, 2013 (the "Merger Agreement"), among Cubist, Purchaser and Trius. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), at the effective time of the Merger (the "Effective Time"), Purchaser will be merged with and into Trius (the "Merger"). Following the Merger, Purchaser's separate corporate existence will cease and Trius will continue as the surviving corporation and a wholly-owned subsidiary of Cubist. If Purchaser acquires at least 90% of the outstanding Shares, the parties have agreed, at the request of Cubist, to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of Trius, in accordance with and subject to the General Corporation Law of the State of Delaware (the "DGCL"). At the Effective Time, by virtue of the Merger and without any action on the part of Trius, Purchaser, Cubist or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by Trius (or held in Trius' treasury) or owned by Cubist, Purchaser or any subsidiary of Cubist and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right to be paid the fair value of such Shares ("Appraisal Shares") in accordance with the provisions of Section 262 of the DGCL) will be automatically canceled and converted into the right to receive the Merger Consideration. If a holder of Appraisal Shares fails to validly perfect or loses such appraisal rights, then the Appraisal Shares held by such holder will be deemed to have been canceled at the Effective Time, and such holder will be entitled to receive only the Merger Consideration (payable without any interest thereon) in respect of his, her or its Shares. See Section 12—"Purpose of the Offer; the Merger Agreement; Contingent Value Rights Agreement and CVRs; Tender and Voting Agreement; Confidentiality Agreement; Plans for Trius; Extraordinary Corporate Transactions; Appraisal Rights; Going-Private Transactions" of the Offer to Purchase.

        At a meeting held on July 30, 2013, the board of directors of Trius (i) determined that the Merger Agreement and the Transactions (as defined in the Merger Agreement), including the Offer and the Merger, are advisable to, and in the best interest of, Trius and its stockholders, (ii) approved the execution, delivery and performance by Trius of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (iii) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares (each as defined in the Offer to Purchase) and (iv) resolved to recommend that the stockholders of Trius tender their Shares to Purchaser pursuant to the Offer, and, if applicable, approve the adoption of the Merger Agreement and the Merger.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Computershare Trust Company, N.A. (the "Depositary") of (a) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES TENDERED, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

        Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or Information Agent, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser in the Offer, for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

        Questions and requests for additional copies of the enclosed materials may be directed to us as Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                      Very truly yours,

                      MacKenzie Partners, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, CUBIST, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(D)